Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares of UTStarcom Holdings Corp. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on December 14, 2015.

SHANGHAI PHICOMM COMMUNICATION CO., LTD.			Chongqing Liangjian New AREA Strategic Emerging Industries Equity Investment Fund Partnership (Limited LIABILITY Partnership)

By:	/s/	Gu Guoping
Name:		Gu Guoping
Title:		Chairman
			By:	/s/	Zhang Jun
PHICOMM TECHNOLOGY (HONG KONG) CO., LIMITED.			Name:		Zhang Jun
			Title:		Executive Partner Representative
By:	/s/	Gu Guoping
Name:		Gu Guoping
Title:		Sole Director

THE SMART SOHO INTERNATIONAL LIMITED

By:	/s/	Gu Guoping
Name:		Gu Guoping
Title:		Sole Director

GU GUOPING, individually

/s/		Gu Guoping
Name:		Gu Guoping